Exhibit 99.28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 23, 2012 on the financial statements and financial highlights of the Touchstone Variable Series Trust included in the Annual Report to Shareholders for the fiscal year ended December 31, 2011 in Post-Effective Amendments Number 33 to the Registration Statement (Form N-1A, No. 33-76566) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 27, 2012